Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES PRICING OF

APPROXIMATELY $82 MILLION OF SERIES A UNSECURED NOTES IN ISRAEL

Series A Unsecured Notes are rated A1.i1

Series A Unsecured Notes and CION’s Shares of Common Stock are Expected to List for Trading on the Tel Aviv Stock Exchange Ltd.

FOR IMMEDIATE RELEASE

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NEW YORK, NY (February 24, 2023) – CION Investment Corporation (NYSE: CION) (“CION”) announced today that it priced an offering in Israel of approximately $82.0 million in aggregate principal amount of its Series A Unsecured Notes due 2026 (the “Notes”).

The Notes will bear interest at a maximum rate equal to the Secured Overnight Financing Rate plus a credit spread of 3.82% per year, which will be paid quarterly commencing on May 31, 2023. The Notes will mature on August 31, 2026 and may be redeemed in whole or in part at CION’s option at par plus a “make-whole” premium, if applicable. The Notes will be general, unsecured obligations and rank equal in right of payment with all of CION’s existing and future unsecured indebtedness. The Notes are rated A1.il by Midroog Ltd., an affiliate of Moody’s.

The offering is expected to close and the Notes are expected to list and commence trading on the Tel Aviv Stock Exchange Ltd. (the “TASE”) on February 27, 2023, subject to customary closing conditions, and CION’s shares of common stock are expected to list and commence trading on the TASE on February 26, 2023. CION expects to use the net proceeds of this offering to make investments in portfolio companies in accordance with its investment objectives and for working capital and general corporate purposes.

Leader Underwriters (1993) Ltd. is acting as sole distributor and advisor for this offering.

The Notes were sold in an offshore transaction to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Michael A. Reisner, co-CEO of CION stated, “We appreciate the strong support and interest we received from Israeli institutional investors for this offering, which was 1.3x oversubscribed with a demand of approximately $100 million, out of which CION secured approximately $82.0 million in commitments from tier 1 Israeli institutional investors. Our management team believes this Note offering will help further strengthen our balance sheet through a floating-rate structure that provides interest rate risk mitigation and the potential for increased returns while at the same time further diversifying our financing sources. This offering also allows us to capitalize on new investment opportunities as we seek to provide our shareholders with accretive returns over the long-term.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in assets as of September 30, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the SEC on February 24, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

The Equity Group

Lena Cati

lcati@equityny.com / 212-836-9611

Val Ferraro

vferraro@equityny.com / 212-836-9633

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